Exhibit 4.14.13
EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED GROUP I SUPPLEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of June 17, 2015, among Hertz Vehicle Financing II LP, as issuer (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee and securities intermediary (the “Indenture Trustee”), to the Amended and Restated Group I Supplement, dated as of October 31, 2014 (as amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Group I Supplement”), between the Issuer and the Indenture Trustee, to the Amended and Restated Base Indenture, dated as of October 31, 2014, between the Issuer and the Indenture Trustee (as amended from time to time, the “Base Indenture”).

WITNESSETH:
WHEREAS, Sections 10.2 and 10.3 of the Group I Supplement permit the parties thereto to make amendments to the Group I Supplement subject to certain conditions set forth therein;
WHEREAS, the parties hereto desire, in accordance with Sections 10.2 and 10.3 of the Group I Supplement, to amend the Group I Supplement as provided herein;
WHEREAS, the Noteholders consenting hereto hold 100% of the aggregate Principal Amount of each Series of Group I Notes; and
NOW, THEREFORE, based upon the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:
AGREEMENTS
1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Group I Supplement.
2. Amendments to the Group I Supplement. The Group I Supplement is hereby amended as follows:
Section 4.1(b) of the Group I Supplement shall be deleted and replaced in its entirety with the following:
“(b) Quarterly Compliance Certificates. On the Payment Date in each of March, June, September and December, commencing in December 2014, HVF II shall deliver to the Trustee an Officer’s Certificate of HVF II to the effect that, except as provided in a notice delivered pursuant to Section 8.3, no Amortization Event or Potential Amortization Event with respect to any Series of Group I Notes Outstanding has occurred during the three months prior to the delivery of such certificate or is continuing as of the date of the delivery of such certificate.”

3. Effectiveness. The effectiveness of this Amendment is subject to (i) delivery of executed signature pages by all parties hereto and (ii) satisfaction of the Rating Agency Condition with respect to this Amendment.
4. Reference to and Effect on the Group I Supplement; Ratification.
(a)Except as specifically amended above, the Group I Supplement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.
(b)Except as expressly set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Group I Supplement, or constitute a waiver of any provision of any other agreement.
(c)Upon the effectiveness hereof, each reference in the Group I Supplement to “this Agreement”, “Group I Supplement”, “hereto”, “hereunder”, “hereof” or words of like import referring to the Group I Supplement, and each reference in any other Transaction Document to “Group I Supplement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Group I Supplement, shall mean and be a reference to the Group I Supplement as amended hereby.
5. Indenture Trustee Direction. The parties hereto (other than the Indenture Trustee) hereby direct the Indenture Trustee to enter into this Amendment.
6. Counterparts; Facsimile Signature. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Any signature page to this Amendment containing a manual signature may be delivered by facsimile transmission or other electronic communication device capable of transmitting or creating a printable written record, and when so delivered shall have the effect of delivery of an original manually signed signature page.
7. Governing Law. This amendment AND ALL MATTERS ARISING FROM OR IN ANY MANNER RELATING TO THIS amendment SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
8. Headings. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions thereof.
9. Severability. The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
10. Interpretation. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.
11. Indenture Trustee Not Responsible. The Indenture Trustee shall not be responsible for the validity or sufficiency of this Amendment nor for the recitals herein.
12. Indemnification. The Issuer hereby reaffirms its indemnification obligation in favor of the Indenture Trustee pursuant to Section 10.6 of the Base Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

HERTZ VEHICLE FINANCING II LP,
as Issuer

By:	HVF II GP Corp., its general partner
By:        /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:        /s/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President